Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces New Director, Diane D. Miller

SACRAMENTO, California, March 5, 2021 / GLOBE NEWSWIRE — Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.764 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced the addition of Diane D. Miller to the Boards of Directors of both the Company and the Bank, effective March 16, 2021.

“We are pleased and excited to have Ms. Miller join our Company. Her diverse background and experience will complement and strengthen our Boards,” said Randall S. Eslick, President and Chief Executive Officer.

Ms. Miller is the President and Chief Executive Officer of Wilcox Miller & Nelson, a human capital management and governance consulting firm. She has experience in audit, risk management, mergers and acquisitions, board governance, and corporate culture, and she has served on numerous corporate and non-profit boards, including boards of other financial institutions. Ms. Miller received her Bachelor’s degree in Applied Behavior Analysis from the University of the Pacific and her MBA in Marketing from Golden Gate University, and she holds a variety of certifications and designations.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California along the Interstate 5 corridor from Sacramento to Yreka and in the North Bay wine region. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959